Exhibit 99.1

Virpax Announces Results of Maximum Tolerated Dose Study for Probudur™

-Liposomal Formulation Developed to Provide Both Immediate and Sustained Pain Relief-

BERWYN, PA – April 30, 2024 — Virpax® Pharmaceuticals, Inc. (“Virpax” or the “Company”) (NASDAQ: VRPX), a company specializing in developing non-addictive products for pain management, post-traumatic stress disorder, central nervous system (CNS) disorders and anti-viral barrier indications, today announced results for a Maximum Tolerated Dose (MTD) study in Sprague-Dawley Rats for Probudur™.

Probudur is Virpax’s injectable long-acting liposomal bupivacaine formulation that is injected at the wound site. Probudur is being developed to significantly reduce or eliminate the need for opioids after surgery in approved indications. Probudur is a local anesthetic that binds to the sodium channel, preventing pain signals from reaching the brain. In pre-clinical trials, Probudur has shown long duration pain control for at least 96 hours, with a rat incisional model demonstrating analgesia for up to five days and in vitro studies demonstrating a slow release of bupivacaine that lasted for up to six days.

The study was designed to determine the MTD of free bupivacaine, Probudur, and Probudur plus free bupivacaine when administered as a single subcutaneous injection to the wound. Probudur, with its liposomal formulation, is intended to provide both immediate and extended pain relief at the wound site. The dosing ranges were selected based on a prior preliminary study. All doses of Probudur were well-tolerated. There were no noteworthy effects on body weight, clinical chemistry, hematology, or coagulation. It was also observed that bupivacaine appears to be less toxic in the presence of liposomes than when administrated as a free drug.

Histopathology was conducted on the injection site and all treatment groups showed some changes which were minimal to moderate in severity. Effects were slightly more pronounced at the high dose of Probudur. In vivo MTD studies in rats indicated that Probudur provided a better therapeutic window as compared to free bupivacaine.

“These results confirm our belief that Probudur is well-tolerated in animals and a single injection of this proprietary liposomal formulation of bupivacaine has the potential to provide both immediate relief as well as sustained relief at the wound site,” stated Gerald Bruce, CEO of Virpax Pharmaceuticals. “Probudur’s proprietary formulation allows for both rapid onset and prolonged duration of action, obviating the need for simultaneous administration of free bupivacaine. We are now another step closer to completing our required preclinical studies and plan to file an Investigational New Drug Application (IND) for Probudur by the end of the year.”

About Virpax Pharmaceuticals

Virpax is developing branded, non-addictive pain management products candidates using its proprietary technologies to optimize and target drug delivery. Virpax is initially seeking FDA approval for two prescription drug candidates that employ two different patented drug delivery platforms. Probudur™ is a single injection liposomal bupivacaine formulation being developed to manage post-operative pain and Envelta™ is an intranasal molecular envelope enkephalin formulation being developed to manage acute and chronic pain, including pain associated with cancer. Virpax is also using its intranasal Molecular Envelope Technology (MET) to develop one other prescription product candidate, NobrXiol™, which is being developed for the nasal delivery of a pharmaceutical-grade cannabidiol (CBD) for the management of rare pediatric epilepsy. Virpax has competitive cooperative research and development agreements (CRADAs) for two of its prescription drug candidates, one with the National Institutes of Health (NIH) and one with the Department of Defense (DOD). Virpax is also seeking approval of two nonprescription product candidates: AnQlar, which is being developed to inhibit viral replication caused by influenza or SARS-CoV-2, and Epoladerm™, which is a topical diclofenac spray film formulation being developed to manage pain associated with osteoarthritis. For more information, please visit virpaxpharma.com and follow us on Twitter, LinkedIn and YouTube.

Confidential data (L2). Printed copies are uncontrolled and must be destroyed after use.

Forward-Looking Statements

This press release contains certain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, as amended, including those described below. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management's current beliefs and assumptions.

These statements may be identified by the use of forward-looking expressions, including, but not limited to, "expect," "anticipate," "intend," "plan," "believe," "estimate," "potential,” "predict," "project," "should," "would" and similar expressions and the negatives of those terms and include statements regarding Probudur significantly reducing or eliminating the need for opioids after surgery in approved indications, Probudur providing immediate pain relief at the wound site, as well as extended support for pain reduction, Probudur being well-tolerated in animals and that a single injection of this proprietary liposomal formulation of bupivacaine having the potential to provide both immediate relief as well as sustained relief at the wound site, being another step closer to completing required preclinical studies and filing an Investigational New Drug Application (IND) for Probudur by the end of the year, subject to adequate financing. These statements relate to future events and involve known and unknown risks, uncertainties, and other factors, including the Probudur’s ability to significantly reduce or eliminate the need for opioids after surgery in approved indications, the Company’s ability to file an IND by the end of the year, to obtain FDA approval for its prescription drug candidates and nonprescription drug candidates; the Company’s ability to maintain competitive cooperative research and development agreements (CRADAs) for its prescription drug candidates; the Company’s ability to successfully complete research and further development and commercialization of Company drug candidates in current or future indications; the Company’s ability to obtain additional grants to help fund upcoming clinical trials; the Company’s ability to move ahead with remaining confirmational studies for Probudur as planned; the Company’s ability to manage and successfully complete clinical trials and the research and development efforts for multiple product candidates at varying stages of development; the timing, cost and uncertainty of obtaining regulatory approvals for the Company’s product candidates; the Company’s ability to protect its intellectual property; the Company’s ability to obtain capital to meet its current and long-term liquidity needs on acceptable terms, or at all, including the additional capital which will be necessary to complete studies and clinical trials that the Company plans to initiate and other factors listed under "Risk Factors" in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q that the Company has filed with the U.S. Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Betsy Brod

Affinity Growth Advisors

Betsy.brod@affinitygrowth.com

(917) 923-8541

Media Contact:

Robert Cavosi
RooneyPartners
rcavosi@rooneypartners.com
(646) 638-9891

Confidential data (L2). Printed copies are uncontrolled and must be destroyed after use.